Exhibit 4.56

Supplementary Agreement to the ZT Online 2 Game Software Distribution and License Agreement

This Supplementary Agreement to the ZT Online 2 Game Software Distribution and License Agreement (“Supplementary Agreement”) is made and entered into on January 5, 2014 (“Effective date”) in Shanghai, the People’s Republic of China, by and between:

Party A: Shanghai Zhengju Information Technology Co., Ltd.

Address: 4FL, Building No.2, No.396 Guilin Road, Shanghai, PRC

Party B: Shanghai Giant Network Technology Co., Ltd.

Address: Room 708, Building No.29, No.396 Guilin Road, Shanghai, PRC

1.	WHEREAS, Party A and Party B entered into the Game Software Distribution and License Agreement (the “Original Agreement”) on August 27, 2010 and Supplementary Agreement (the “Supplement Agreement No.1) on June 20, 2011. According to the terms of Original Agreement and the Supplementary Agreement No.1, Party A authorizes Party B to distribute and operate the Game ZT Online 2 V2.0 and Party B shall pay to Party A revenue share.

2.	Through friendly negotiation, Party A and Party B agree to make some modification to the Original Agreement and Supplementary Agreement No.1

Now, therefore, adhering to the principles of equality and mutual benefit, and after friendly negotiations, the Parties reach the following agreement for mutual compliance

1.	Article 5.1 of the Original Agreement and Article 2 of the Supplementary Agreement No.1 shall be changed as follows:

“From January 1, 2014, Party B shall pay 40% of the revenue (book value) to Party A from the operation of ZT Online 2 V2.0 at the end of each month as the royalty fee. In another words, the revenue share that attributed to Party A shall be changed from 65% as agreed in Supplementary Agreement No.1 to 40% from January 1, 2014.”

2.	All the other content that is not provided by this Supplementary Agreement shall be governed by the Original Agreement and Supplementary Agreement No.1.

3.	This Supplementary Agreement shall supersede the Original Agreement and Supplementary Agreement No.1 with respect to the subject matter.

4.	This Supplementary Agreement shall become effective immediately upon sealed by the Parties. This Supplementary Agreement is prepared in four counterparts; either party shall have two counterparts with the same legal effect.

Party A: Shanghai Zhengju Information Technology Co., Ltd.	Party B: Shanghai Giant Network Technology Co., Ltd.